10F-3 REPORT

           SMITH BARNEY INVESTMENT FUNDS INC.
           SMITH BARNEY SMALL CAP VALUE FUND

      November 1, 2001 through March 31, 2002

                    Trade                                     % of
Issuer              Date       Selling Dealer  Shares  Price  Issue(1)

Maxtor Corp.   	    10/3/01    Bear, Stearns   240,000  4.00   1.55%A
IStar Financial	    10/30/01   Merrill Lynch   489,300  23.30  5.02B

(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.

A - Includes purchases of $1,360,000 by other Smith Barney Mutual Funds. B - Includes purchases of $17,055,600 by other Smith Barney Mutual Funds.